Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Closes $1.5 Billion Syndicated Revolving Credit Facility

DALLAS, TEXAS: October 29, 2004 — Affiliated Computer Services, Inc., (ACS: NYSE), a premier provider of business process and information technology outsourcing solutions, announced today that it has successfully completed a $1.5 billion, multi-currency, senior unsecured revolving credit facility with a term of 60 months. JPMorgan Chase Bank and Wells Fargo Bank acted as Co-Lead Arrangers, with Bank of Tokyo-Mitsubishi, BNP Paribas, and Wachovia Bank in various Agent roles. The new credit facility recognizes the Company’s strong financial profile and investment grade rating, and provides for greater financial flexibility over the coming years.

The new $1.5 billion credit facility replaces the Company’s $875 million revolving line of credit. At closing, draws and letters of credit on the new facility totaled $410 million.

“We appreciate the continued strong support we received from our existing lenders. We were also extremely pleased with the interest and subsequent participation by several new institutions and we look forward to developing a long-standing relationship with these new members of the ACS team.” said Warren D. Edwards, ACS Executive Vice President and Chief Financial Officer. Mr. Edwards continued, “This support allowed us to increase the size of the facility by $625 million and will give us tremendous flexibility as we execute our growth strategies for the foreseeable future.”

ACS, a Fortune 500 company with more than 43,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.